AMENDMENT TO EAST PENN BANK SUPPLEMENTAL EXECUTIVE
                 RETIREMENT PLAN AGREEMENT FOR BRENT L. PETERS
                               DATED MAY 31, 2001

      This Amendment to the East Penn Bank Supplemental Executive Retirement Plan Agreement for Brent L. Peters dated May 31, 2001 between Brent L. Peters and East Penn Bank ("the Parties") is made this 21st day of July, 2006.

      WHEREAS, the Parties entered into a Supplemental Retirement Plan Agreement dated May 31, 2001;

      WHEREAS, the Parties desire to make certain modifications to the Agreement to ensure its continuing compliance with all applicable provisions of the tax laws, including Internal Revenue Code Section 409A.

      NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, effective the date hereof, as follows:

1.    Section 1.2 shall be amended to read in its entirety as follows:

            "Change in Control" means any of the following:

            (a) (A) a merger, consolidation or division involving East Penn Financial Corporation ("Corporation") or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or Bank, or (C) a purchase by the Corporation or Bank of substantially all of the assets of another entity, unless after such merger, consolidation, division, sale, exchange, transfer, purchase or disposition a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Corporation; or

            (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Bank or any "person" who on the date hereof is a director or officer of the Bank is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing thirty five (35%) percent or more of the combined voting power of the Corporation's or Bank's then outstanding securities; or


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            (c)   during any period of one (1) year during the term of
                  Executive's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

      Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Bank providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive's employment did not terminate or a notice of nonextension was not given during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

2.    Section 1.3 shall be amended to read as follows:

      "Disability" means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Executive will be deemed disabled if the Social Security Administration has determined that he is disabled or if a carrier of any group disability insurance policy provided by the Bank or made available by the Bank to its employees and covering the Executive determines that he is disabled as long as the policy's definition of disability complies with the definition of disability under IRC Section 409A.

3.    A new Section 2.5 shall be added which provides as follows:

      Notwithstanding any other provision, in the event that Executive is determined to be a key employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six months from the date of separation of service as that term is defined in Section 409A of the Code.


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4.    Section 10.1 shall be amended to read in its entirety as follows:

      Excess Parachute or Golden Parachute Payment. In the event that the benefits provided under this Agreement, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excess tax under Code Section 4999, Bank shall pay to Executive an additional cash payment ("Gross-up Payment") in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

5.    The following sentence shall be added to Section 11.3:

      This Agreement is intended to be in compliance with any applicable provisions of IRC Section 409A and the Treasury Regulations promulgated thereunder and shall be interpreted as is minimally required to qualify any payment hereunder as not triggering any penalty on the Executive or the Bank pursuant to Code Section 409A and the regulations promulgated thereunder.

6. All provisions of the Agreement not specifically modified by this Amendment shall remain in force and continue in effect pursuant to their terms as though this Amendment had never been executed.



      IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Amendment to be duly executed in their respective names and, in the case of the Company, by its authorized representative, on the day and year first above written.


ATTEST:                              EAST PENN BANK

/s/ Krista Hittinger                 By /s/ Forest A. Rohrbach
--------------------                    ----------------------
                                     Forest A. Rohrbach, Chairman of the Board

WITNESS:                             EXECUTIVE


/s/ Krista Hittinger                 /s/ Brent L. Peters
--------------------                 -------------------
                                     Brent L. Peters ("Executive")


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